UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 4)*

TeleNav, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

879455 10 3

(CUSIP Number)

December 31, 2015

(Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Menlo Ventures X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

Page 2 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Menlo Entrepreneurs Fund X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

Page 3 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons MMEF X, L.P.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) PN

Page 4 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons MV Management X, L.L.C.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) CO

Page 5 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Henry D. Montgomery
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

Page 6 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Douglas C. Carlisle
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

Page 7 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons John W. Jarve
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 8,600 shares of Common Stock (1)
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 8,600 shares of Common Stock (1)
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 8,600 shares of Common Stock (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

(1)	The shares of Common Stock are held as follows: (1) 2,259 shares are held by John W. Jarve; (2) 209 shares are held by Linden Partners II, L.P. and (3) 6,132 shares are held by Jarve Family Trust dated 4/25/95.

Page 8 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Sonja H. Perkins
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

Page 9 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Mark A. Siegel
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power -0-
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power -0-
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person -0-
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

Page 10 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Pravin A. Vazirani
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 1,370 shares of Common Stock
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 1,370 shares of Common Stock
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,370 shares of Common Stock
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

Page 11 of 16 pages

CUSIP No 879455 10 3

1.	Name of Reporting Persons Shawn T. Carolan
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☐
3.	SEC USE ONLY
4.	Citizenship or Place of Organization United States
Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 2,444 shares of Common Stock (1)
	6.	Shared Voting Power -0-
	7.	Sole Dispositive Power 2,444 shares of Common Stock (1)
	8.	Shared Dispositive Power -0-
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,444 shares of Common Stock (1)
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9) 0.0%
12.	Type of Reporting Person (See Instructions) IN

(1)	The shares of Common Stock are held as follows: (1) 2,240 shares are held by Shawn T. Carolan; and (2) 204 shares are held by the Carolan Family Trust, dated 11/4/2010, Shawn T. Carolan, Trustee.

Page 12 of 16 pages

Item 1.

(a)	Name of Issuer: TeleNav, Inc.

(b)	Address of Issuer’s Principal Executive Offices: 950 Deguigne Drive, Sunnyvale, CA 94085 USA

Item 2.

(a)	Name of Person Filing:

Menlo Ventures X, L.P. (“MV X”)

Menlo Entrepreneurs Fund X, L.P. (“MEF X”)

MMEF X, L.P. (“MMEF X”)

MV Management X, L.L.C. (“MVM X”)

Henry D. Montgomery (“HDM”)

Douglas C. Carlisle (“DCC”)

John W. Jarve (“JWJ”)

Sonja H. Perkins (“SHP”)

Mark A. Siegel (“MAS”)

Pravin A. Vazirani (“PAV”)

Shawn T. Carolan (“STC”)

(b)	Address of Principal Business Office or, if none, Residence

2884 Sand Hill Road

Suite 100

Menlo Park, CA 94025

(c)	Citizenship:

Entities:	MV X	-	Delaware
	MEF X	-	Delaware
	MMEF X	-	Delaware
	MVM X	-	Delaware

Individuals:	HDM	-	United States
	DCC	-	United States
	JWJ	-	United States
	SLH	-	United States
	MAS	-	United States
	PAV	-	United States
	STC	-	United States

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 879455 10 3

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Page 14 of 16 pages

Item 4.	Ownership. The following information with respect to the ownership of the Common Stock by the Reporting Persons filing this Amendment No. 4 to the statement on Schedule 13G is provided as of December 31, 2015:

		MV X	MEF X	MMEF X	MVM X	HDM	DCC
(a)	Beneficial Ownership	-0-	-0-	-0-	-0-	-0-	-0-
(b)	Percentage of Class	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
(c)	Sole Voting Power	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Voting Power	-0-	-0-	-0-	-0-	-0-	-0-
	Sole Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-
	Shared Dispositive Power	-0-	-0-	-0-	-0-	-0-	-0-

		JWJ	SHP	MAS	PAV	STC
(a)	Beneficial Ownership	8,600	-0-	-0-	1,370	2,444
(b)	Percentage of Class	0.0%	0.0%	0.0%	0.0%	0.0%
(c)	Sole Voting Power	8,600	-0-	-0-	1,370	2,444
	Shared Voting Power	-0-	-0-	-0-	-0-	-0-
	Sole Dispositive Power	8,600	-0-	-0-	1,370	2,444
	Shared Dispositive Power	-0-	-0-	-0-	-0-	-0-

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable

Item 9.	Notice of Dissolution of a Group

Not applicable

Item 10.	Certification

Not applicable

Page 15 of 16 pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2016

MENLO VENTURES X, L.P.			MENLO ENTREPRENEURS FUND X, L.P

By:		MV Management X, L.L.C.	By:		MV Management X, L.L.C.
		its general partner			its general partner

	By	/s/ Douglas C. Carlisle		By	/s/ Douglas C. Carlisle
		Managing Member			Managing Member

MMEF X, L.P

By:		MV Management X, L.L.C.
its general partner

	By	/s/ Douglas C. Carlisle
Managing Member

MV MANAGEMENT X, L.L.C.

		/s/ Henry D. Montgomery			/s/ John W. Jarve
		Henry D. Montgomery			John W. Jarve

		/s/ Douglas C. Carlisle			/s/ Sonja H. Perkins
		Douglas C. Carlisle			Sonja H. Perkins

		/s/ Mark A. Siegel			/s/ Pravin A. Vazirani
		Mark A. Siegel			Pravin A. Vazirani

/s/ Shawn T. Carolan
Shawn T. Carolan

Exhibit(s):     99.1: Joint Filing Statement

Page 16 of 16 pages